EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

RETURN OF PREMIUM DEATH BENEFIT RIDER

This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. In this Rider, “we”, “our” and “us” mean Equitable Financial Life Insurance Company, “you” and “your” mean the Owner and “Rider” means this Rider.

The Effective Date of this Rider is your Contract Date.

I.    THIS RIDER’S DEATH BENEFIT

Subject to the terms and conditions of this Rider, we will pay a Return of Premium Death Benefit (“ROP DB”) under this Contract as described in Section II below. Your ROP DB is determined by your ROP Benefit Base (“ROP BB”).

The ROP DB does not provide a Cash Value or any minimum Annuity Account Value (“AAV”). Withdrawals will cause an adjustment to your ROP BB as described in Section II below.

[The terms and conditions to continue the Contract upon the death of the Owner of this Contract, are described in the Endorsement Applicable to [Non-Qualified] Contracts].

II.    OPERATION OF YOUR ROP DB RIDER

Your ROP DB amount is calculated as follows:

1)	On your Contract Date, the ROP BB will be equal to your initial Contribution made to your Contract.

2)	On the Transaction Date of any subsequent Contribution, we will increase the ROP BB by the amount of the Contribution.

3)	On the Transaction Date of any partial withdrawal, we will decrease the ROP BB on a pro-rata basis by the partial withdrawal amount, plus any Withdrawal Charge which applies.

A pro-rata reduction is determined as follows:

1) The numerator is the amount of the withdrawal plus any applicable Withdrawal Charges. The denominator is your Annuity Account Value immediately preceding the withdrawal;

2) Multiply the fraction calculated in (1) by the amount of your ROP BB immediately preceding the withdrawal.

3) This is the amount of the pro-rata reduction. We will reduce your ROP BB by this amount as of the Transaction Date of each withdrawal.

The Death Benefit amount payable upon the death of the Owner for a Single Life Contract, or in the case of a Joint Life Contract on the date of death of the second to die of the Owner and Successor Owner under the Contract when issued with this Rider, will be the greater of:

1)	the ROP BB amount; (adjusted for any post-death withdrawals & Contributions or

2)	the Death Benefit as described in Section [7.02] “Payment Upon Death” in your Contract.

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For Contracts with Non-Natural Owners, with respect to the determination of the Death Benefit, the terms in the above sentence are replaced as follows: “Owner” is replaced with “Annuitant” for Single Life Contracts and “Successor Owner” is replaced with “Joint Annuitant”, for Joint Life Contracts.

For a Joint Life Contract where the Owner and Successor Owner, or Annuitant and Joint Annuitant, whichever is applicable, are no longer married at the time of the first death, the Payment Upon Death Rules and Rules Applicable upon Divorce described in the applicable Endorsement apply.

III.     THE RIDER CHARGE

[There is no charge for this Rider.]

IV.     TERMINATION PROVISION OF THIS RIDER

This Rider will automatically terminate if:

(i)	the Contract is continued under the Beneficiary Continuation Option, if applicable, or a sole spousal Beneficiary continues the Contract under the Spousal Continuation option, if applicable, or

(ii)	amounts under the Contract are applied to a supplementary contract to provide an annuity benefit including any benefit available on the [Contract] Maturity Date, or

(iii)	except as provided below, you change the Owner or Successor Owner (Annuitant or Joint Annuitant in the event of a Non-Natural Owner) of the Contract, or

(iv)	you make an assignment of this Contract, or any of the rights under this Contract, or

(v)	termination is required by an endorsement to your Contract, or

(vi)	the Contract terminates (or when the Contract reaches the [Contract] Maturity Date), or

(vii)	the Annuity Account Value under this Rider falls to zero.

In accordance with clauses (iii) and (iv) in the above paragraph, this Rider will not terminate if any of the following occurs:

1.

a Contract owned by a Non-natural Owner, if the Owner is changed to the Annuitant or Joint Annuitant, if applicable, this Rider will not terminate and its benefits will continue to be determined by the Annuitant, and Joint Annuitant, as applicable, at the time of ownership change.

2.

a Contract owned by an individual, if the Owner or Successor Owner, if applicable, is changed to a trust and the beneficial owner(s) remains the former Owner or his or her family members, this Rider will not terminate and its benefits continue to be determined by the original Owner and Successor Owner, if applicable. “Family member” means members of the immediate family and other relatives. “Immediate family” means spouse, domestic partner, civil union partner, parent, child, adopted child, step-child, brother and sister. “Other relatives” means grandparent, grandchildren, aunt, uncle, niece, nephew, and in-laws.

3.	For a Joint Life Contract, you divorce, and in accordance with your divorce decree, your former spouse is awarded 100% of the AAV under your Contract.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

[

Mark Pearson,	José Ramón González,
Chief Executive Officer	Senior Executive Director, General Counsel and Secretary]

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